Exhibit 2.3

Execution Version

December 14, 2016

Technip S.A.

89 Avenue de la Grande Armée

75016 Paris, France

Attention: Group General Counsel

RE:	Business Combination Agreement Waiver of Certain Conditions

Dear Mr. Freeman:

Reference is made to that certain Business Combination Agreement (the “BCA”), dated as of June 14, 2016, by and among FMC Technologies, Inc., a Delaware corporation, TechnipFMC Limited (f/k/a FMC Technologies SIS Limited), a private limited company incorporated under the laws of England and Wales and a wholly owned subsidiary of FMCTI, and Technip S.A., a French société anonyme. Capitalized terms used but not defined in this letter agreement shall have the meanings ascribed to such terms in the BCA.

In accordance with Section 8.3(d) of the BCA, each party to this letter agreement irrevocably waives the conditions set forth in Section 6.1(b)(i) of the BCA, the second sentence of Section 6.1(d) of the BCA and Section 6.1(i) of the BCA (solely for purposes of Section 6.1 and without limiting FMCTI’s obligations to consummate the Preliminary Transactions as described in Section 5.16(a) of the FMCTI Disclosure Letter). Except as provided herein, the BCA is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect.

(signature page follows)

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among the parties to the BCA.

Very truly yours,

FMC TECHNOLOGIES, INC.

By:	/s/ Dianne B. Ralston
Name:	Dianne Ralston
Title:	Senior Vice President, General Counsel and Corporate Secretary

TECHNIPFMC LIMITED

By:	/s/ Peder M. Brøndmo
Name:	Peder M. Brøndmo
Title:	Alternate Director

Accepted and agreed as of

the date first written above:

TECHNIP S.A.

By:	/s/ John Freeman
Name:	John Freeman
Title:	Group General Counsel

CC:	Davis Polk & Wardwell LLP